Exhibit 99.06

POWER OF ATTORNEY

Farris and Jo Ann Wilks 2022 Family Trust, a Texas irrevocable trust (the “Farris Trust”), represented by Farris Wilks, Trustee, hereby authorizes Robert Early to represent the Farris Trust to execute and file on the Farris Trust’s behalf all SEC forms (including any amendments thereto) that the Farris Trust may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of the Farris Trust’s position with, or direct or indirect ownership of, or transactions in securities by or on behalf of the Farris Trust. The authority of such individual under this Statement shall continue for as long as the Farris Trust is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to the Farris Trust. I hereby acknowledge that such individual is not assuming any of the Farris Trust’s responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934, as amended.

Dated:          March 20, 2025

Farris and Jo Ann Wilks 2022 Family Trust

By:	/s/ Farris Wilks
Name: Farris Wilks
Title: Trustee